PROSPECTUS SUPPLEMENT NO. 9

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-131603

CRDENTIA CORP.

PROSPECTUS SUPPLEMENT NO. 9 DATED March 6, 2007

TO THE PROSPECTUS DATED April 10, 2006

This Prospectus Supplement No. 9 supplements our Prospectus dated April 10, 2006 with the following attached documents:

A.	Form 8-K Current Report dated February 28, 2007

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AS
SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The date of this prospectus supplement is March 6, 2007

INDEX TO FILINGS

Annex
Form 8-K Current Report dated February 28, 2007	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850

Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

The information contained below in Items 3.02 and 5.02 is hereby incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

The information contained below in Item 5.02 is hereby incorporated by reference into this Item 1.02.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In January 2006, Crdentia Corp. (the “Company”) issued 8% Convertible Debentures (the “Debentures”) to the purchasers listed on the signature pages to a Securities Purchase Agreement dated January 6, 2006 (the “Purchase Agreement”).  On February 28, 2007, counsel for a holder of a Debenture delivered a purported notice of default and acceleration to the Company (i) asserting that, as a result of the Company’s alleged failure to allow the holder to participate in a Subsequent Financing (as defined in the Purchase Agreement) and to exchange its Debenture for shares of common stock based on the effective price per share of the Subsequent Financing, the Company was in default under the Debenture and the Purchase Agreement and (ii) asserting that 130% of the principal amount of the Debenture was immediately due and payable, which would result in an aggregate payment of $130,000, plus all accrued and unpaid interest on the Debenture, by the Company.  The Company also received purported notices of default from two other Debenture holders which, in the Company’s judgment, were defective as they did not provide enough information to ascertain the causes of the purported defaults.  Defaults under these Debentures would result in an aggregate payment of $1,558,700, plus all accrued and unpaid interest on the Debentures, by the Company.  A default by the Company under these Debentures and the Security Agreement would result in the Company being in default under the remaining Debentures, which would allow the holders of such Debentures to declare 130% of the principal amount of the remaining Debentures immediately due and payable, resulting in an aggregate payment of $433,500, plus all accrued and unpaid interest on the remaining Debentures, by the Company.  The Securities Purchase Agreement and the form of Debenture were filed as Exhibits 10.1 and 10.2, respectively, to the Current Report on Form 8-K filed by the Company on January 10, 2006.

In the Company’s view it has fully complied with all of the requirements of the Purchase Agreement and the Debentures, and it believes each of the claims of default is without merit and has provided notice of the same to the holders.

Item 3.02   Unregistered Sales of Equity Securities.

On March 2, 2007, the Company entered into and completed a third closing of a private placement pursuant to a Securities Purchase Agreement, as amended (the “Securities Purchase Agreement”), and Registration Rights Agreement, as amended (the “Registration Rights Agreement”), for 1,666,667 shares at a price of $0.60 per share, with aggregate proceeds of $1,000,000.  The Securities Purchase Agreement and Registration Rights Agreement were amended as of February 22, 2007 to allow for multiple closings through March 15, 2007, and were amended again on March 6, 2007 to allow for multiple closings through April 6, 2007.  The Board of Directors of the Company has authorized the sale of up to $5,000,000 in common stock in all closings of the private placement.  As previously reported on the Current Reports on Form 8-K filed on January 29, 2007 and February 8, 2007, the initial closing under the Securities Purchase Agreement occurred on January 25, 2007 and a second closing occurred on February 7, 2007.  All shares have been and will be issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.  Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to cause a resale registration statement covering the shares to be filed within 30 days of April 6, 2007.

MedCap Partners L.P. invested $800,000 in the third closing of the private placement for 1,333,333 shares of common stock.  C. Fred Toney, Chairman of the Company’s Board of Directors, is the Managing Member of MedCap Management & Research LLC, which is the general partner of MedCap Partners L.P.  Mr. Toney abstained from the vote of the Company’s board of directors in favor of the private placement.

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The foregoing descriptions of the transaction documents do not purport to be complete and are qualified in their entirety by the Securities Purchase Agreement and the Registration Rights Agreement filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Company’s Current Report on Form 8-K filed on January 29, 2007, which are incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 6, 2007, James D. Durham, the Company’s Chief Executive Officer, announced his retirement, and the Company accepted his resignation and retirement, effective March 1, 2007.  Mr. Durham also stepped down as Chairman of the Board and as a member of the Company’s Board of Directors, effective March 1, 2007.  Mr. Durham will serve as a consultant to the Company for an eight month period.   The Board of Directors of the Company has elected C. Fred Toney, a current director, as Chairman of the Board of Directors, replacing Mr. Durham.  The Company is currently undertaking a search for a new Chief Executive Officer.  A copy of the Company’s press release announcing Mr. Durham’s resignation is furnished herewith as Exhibit 99.1.

In connection with Mr. Durham’s resignation, on March 6, 2007 Mr. Durham and the Company executed a Severance Agreement and Mutual Release of Claims (the “Severance Agreement’), effective March 14, 2007.  The Severance Agreement provides for, among other things:  (a) payment of an additional $60,161 within three (3) days of the effective date of the Severance Agreement; (b) payment of $31,666.66 per month during the eight month consulting period; (c) payment of a lump sum severance amount of $250,000.04 within seven (7) business days of November 1, 2007; (d) an additional grant of an option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.60 per share or the closing price per share of the Company’s common stock on the effective date of the Severance Agreement, whichever is greater; and (e) continuation of health insurance coverage for a 24 month period following the effective date.  In addition, the Company has agreed to return to Mr. Durham certain collateral pledged by Mr. Durham to Comerica Bank pursuant to a Security Agreement — Pledge with Comerica Bank, by the earlier of September 1, 2007 or upon receipt by the Company of an aggregate investment of $5,000,000 (not including any and all investments made pursuant to the Securities Purchase Agreement, as amended, described in Item 3.02 above).  The Severance Agreement also provides for the mutual release and waiver of all claims (both known and unknown) that Mr. Durham and the Company may have against the other as of the date of the Severance Agreement.  The above description of the Severance Agreement does not purport to be complete and is qualified in its entirety by the Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company and Mr. Durham had previously entered into an employment agreement effective August 1, 2002, as amended by the Amendment to Employment Agreement effective August 1, 2004 and the Second Amendment to Employment Agreement effective as of November 8, 2005.  Mr. Durham’s employment agreement, as amended, has been terminated in connection with his resignation and entry into the Severance Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Severance Agreement and Mutual Release of Claims, dated March 6, 2007, by and between the Company and James D. Durham
99.1	Press Release dated March 6, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

March 6, 2007	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer

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Exhibit 10.1

SEVERANCE AGREEMENT
AND MUTUAL RELEASE OF CLAIMS

1.     Parties.  This Severance Agreement and Mutual Release of Claims (“Agreement”) is made by and between James D. Durham (“Durham”) and Crdentia Corp., Delaware corporation, (“Crdentia”) (individually a “Party” or collectively “the Parties”).

2.     Purpose of Agreement.  The purpose of this Agreement is to settle completely and cause the release of any and all known and unknown claims by and between Durham and Crdentia, including but not limited to any and all claims relating to Durham’s employment with Crdentia and the severance of Durham’s employment with Crdentia (other than those expressly excluded herein).

3.     Resignation.  Effective March 1, 2007, Durham retired and resigned from Durham’s position as Crdentia’s Chief Executive Officer, as Chairman of the Board and as a member of Crdentia’s Board of Directors, and in all other capacities in which he currently serves with respect to Crdentia.

4.     Wages and Expenses.  Within three business days of the Effective Date, Crdentia will mail Durham checks in the gross sum of:  (a) $11,067.92, less payroll withholdings, as payment of wages through March 1, 2007; and (b) an additional bonus payment of $60,161.00, less payroll withholdings.  Crdentia will also reimburse Durham for reasonable business expenses incurred by Durham relating to Durham’s employment with Crdentia according to Crdentia’s policy and practice with fifteen days of submission of appropriate documentation to Crdentia.

5.     Return of Crdentia Property and Documents.  In consideration of this Agreement, and the covenants and releases given herein, Durham agrees to return all property and documents belonging to Crdentia with three business days of the Effective Date.  Durham, however, will be permitted to retain the laptop and Blackberry provided to Durham by Crdentia; provided Durham submits those items within three business days of the Effective Date to Crdentia’s Chief Financial Officer and IT Consultant for joint review, inspection, and removal of all Crdentia related information.  Crdentia will provide, and Durham will be permitted to retain, a copy of Durham’s contact list.  Crdentia’s IT Consultant will assist Durham in transferring his contact list to the laptop.

6.     Durham’s Continuing Obligations Under Employment Agreement.  Durham’s employment with Crdentia was governed by the Durham Employment Agreement between Lifen, Inc. and Durham, effective August 1, 2002 (“Original Employment Agreement”), the Amendment to Employment Agreement, effective January 1, 2004, between Crdentia and Durham (“First Amendment”), and Second Amendment to Employment Agreement, effective November 8, 2005, between Crdentia and Durham (“Second Amendment”).  The Original Employment Agreement, First Amendment, and Second Amendment are collectively referred to herein as the “Employment Agreement.”  In consideration of this Agreement, and the covenants and releases given herein, Durham hereby agrees to comply with Durham’s continuing obligations under the following Sections of Part Two of the Employment Agreement:  Section 11(A) (Non-Competition); Section 12 (Non-Solicitation and Non-Disparagement); Section 13 (Confidentiality); Section 14 (Ownership Rights); Section 18 (Injunctive Relief and Termination); and Section 19 (Reasonableness of Restrictions).

7.     Consulting Period.  In consideration of this Agreement, and the covenants and releases given herein, from March 1, 2007 through October 31, 2007, Durham will provide consulting services to Crdentia as an independent contractor (“Consulting Period”).  During the Consulting Period, Durham shall, with respect to any reasonable request upon reasonable notice, (i) cooperate with Crdentia in the orderly transfer of work to other employees, in the transistion process to a new Chief Executive Officer, and will cooperate with Crdentia’s reasonable requests for assistance, information, and/or advice, (ii) cooperate fully with Crdentia in its investigation or defense of any administrative proceeding, investigation or litigation without requiring a subpoena, be available to provide information and answer questions from Crdentia or its counsel, and appear as a witness, all without compensation (except as provided in the last sentence of this Section 7 and for reimbursement for travel or other reasonable expenses incurred in doing so), and (iii) cooperate fully with Crdentia in all reasonable respects in the potential settlement of any claims by iVOW, Inc., or any of its shareholders or creditors, against Crdentia (except that nothing herein shall require Durham to pay any money or other consideration as part of any such settlement, other than a mutual release and the release of the Security Interest as defined and contemplated in Section 13 below).  Durham shall have no authority to represent or act on behalf of Crdentia during or after the Consulting Period. Within five (5) business days of March 30, 2007 and within five (5) business days of the last day of each month thereafter during the Consulting Period, Crdentia will wire Durham the gross sum of $31,666.66 or shall make direct deposit of such amount to any account designated by Durham.  In the event that Crdentia believes that Durham is in breach of any obligation to provide services under this Section 7, Crdenita will provide written notice and opportunity for Durham to cure such breach within seven (7) business days.  The parties agree that Durham is not expected to provide services during the Consulting Period to Crdentia at an annual rate that is fifty percent or more of the services rendered on average during  the immediately preceding three full calendar years.

8.     Severance.  In further consideration of Durham signing this Agreement, and the covenants and releases given herein, within seven business days of November 1, 2007, Crdentia will mail Durham a check for the gross sum of $250,000.04, less payroll withholdings.  Such payment will be made regardless of whether Durham dies or becomes disabled during the Consulting Period.

9.     Acknowledgement of Full Payment.  Durham acknowledges and agrees that the payment of the amounts described in Sections 4, 7 and 8 shall constitute full and complete satisfaction of any and all amounts properly due and owing to Durham as a result of his employment with Crdentia or the termination of his employment.

10.   Vested Stock Options and Restricted Stock.  (a)  Nothing in this Agreement, including the Mutual Release set forth in Section 18 below, shall affect any rights or obligations of the Parties under the Restricted Stock Bonus Award and Restricted Stock Bonus Award Agreements relating to the restricted stock awards granted to Durham on March 24, 2006 (the “2006 Restricted Stock Grant”) and May 31, 2005 (the “2005 Restricted Stock Grant”) (collectively, the “Restricted Stock Grants”).  In accordance with the terms of the Restricted Stock Grants, vesting in the restricted stock granted thereunder will continue during the period Durham continues to provide consulting services pursuant to Section 7 and shall cease in any event as of October 31, 2007.  [Crdentia confirms that as of the date of this Agreement, 105,000 shares of restricted stock have vested pursuant to the 2005 Restricted Stock Grant and no shares of restricted stock have vested under the 2006 Restricted Stock Grant.]

(b)  Nothing in this Agreement, including the Mutual Release set forth in Section 18 below shall affect any rights or obligations of the parties with respect to the stock option grants and common stock purchase rights listed on Exhibit A to this Agreement (the “Options”).  Crdentia confirms that Exhibit A lists (i) all Options currently held by Durham, including the number of shares of Crdentia common stock for which each such Option is exercisable, (ii) the option exercise price with respect to each such Option, (iii) that all such Options are fully vested and (iv) the period through which each such Option may be exercised by Durham.  In accordance with the terms of the Options, such Options will remain exercisable until they expire pursuant to their terms (including early termination due to the termination of Durham’s employment or service to Crdentia, but the period for exercise of any Options shall not expire earlier than ninety days after the termination of the Consulting Period).

(c)  Durham agrees to take all actions and execute all documents (including without limitation the endorsement and delivery of share certificates) required to effectuate the agreements set forth in this Section 10.

11.   Additional Stock Option Grant.  In further consideration of Durham signing this Agreement, and the covenants and releases given herein, on the Effective Date (the “Grant Date”), Crdentia shall grant Durham an option to purchase 1,000,000 shares of Crdentia’s common stock in the form attached hereto as Exhibit B (“Stock Option”), at an exercise price of $0.60 per share or the closing price of Crdentia’s common stock on the Over-the-Counter Bulletin on the Effective Date, whichever is greater.  The Stock Option shall be fully vested as of the Grant Date, Durham shall have up to and including the tenth anniversary of the Grant Date to exercise the Stock Option, and the Stock Option will contain a cashless exercise provision.  Crdentia will cause the Stock Option and the shares of common stock underlying the Stock Option to be covered by a Registration Statement on Form S-8, to the extent permissible by law and the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

12.   Continuation of Health Insurance Coverage.  In further consideration of Durham signing this Agreement, and the covenants and releases given herein, Crdentia will continue to provide Durham with family health insurance coverage during the Consulting Period, consistent with the coverage received by him immediately prior to the date of this Agreement.  In addition, beginning immediately following the Consulting Period, Crdentia will pay for an additional sixteen (16) months of family health insurance coverage pursuant to COBRA for Durham and Durham’s family, provided Durham timely completes all necessary documentation prior to the end of the Consulting Period and Durham and Durham’s family qualify for such coverage (“Health Insurance Pay”).  The premium amounts for such coverage will be includable in Durham’s taxable income at the applicable COBRA rates (without regard to the 2% administrative surcharge).  Crdentia shall have no further or additional obligation or liability for continuation of any benefits, including but not limited to medical, dental, disability, death, travel/accident, and/or life insurance (except that Durham may exercise any portability rights provided by the plan documents for such benefits).  Nothing in this Section 12 will limit any right that Durham or his beneficiaries have under COBRA.

13.   Collateral.

(a)   In further consideration of Durham signing this Agreement, and the covenants and releases given herein, Crdentia will return to Durham a sum equal to the certificate of deposit in the principal amount of $500,000 (the “Collateral”) pledged as collateral by Durham pursuant to that certain Security Agreement — Pledge, dated as of January 19, 2007, by and between Durham and Comerica Bank, within fifteen days of Crdentia’s receipt of additional equity investments (following the Effective Date) in the aggregate amount of $5,000,000 (“Aggregate Investment”).  (As used herein, “Aggregate Investment” excludes all equity investments made pursuant to the Securities Purchase Agreement dated January 25, 2007, as amended, and all subsequent closings under such Securities Purchase Agreement, as amended, including but not limited to such subsequent closings on February 7, 2007 and March 5, 2007, and any additional closings made pursuant to such Securities Purchase Agreement, as amended, after the date hereof (as amended the “Securities Purchase Agreement”))  If Crdentia does not receive the Aggregate Investment on or before September 1, 2007 (the “Collateral Payment Date”) or has not otherwise returned the Collateral, Crdentia shall immediately return the Collateral and Durham may institute any and all proceedings, including those seeking immediate equitable relief, to collect the Collateral; provided, however, that Crdentia has the right to extend the Collateral Payment Date to March 1, 2008 (the “Extended Collateral Payment Date”) upon payment to Durham of an additional $100,000.00 on or before the Collateral Payment Date; if Crdentia then does not receive the Aggregate Investment on or before the Extended Collateral Payment Date or has not otherwise returned the Collateral, Crdentia shall then immediately return the Collateral and Durham may institute any and all proceedings, including those seeking immediate equitable relief, to collect the Collateral.

(b)   Durham agrees to forbear from any declaration of default, institution of any suit or proceeding or taking of any other form of action to enforce that certain Acquisition Right of First Negotiation dated November 3, 2006 (“Acquisition Right of First Negotiation”) and that certain Stock Pledge Agreement dated November 3, 2006 between iVow, as Pledgor, Crdentia and MedCap Partners, L.P., C. Fred Toney, and Durham (the “Stock Pledge Agreement”), or to

collect the Collateral, at any time prior to the Collateral Payment Date.  Durham and Crdentia hereby terminate the Acquisition Right of First Negotiation with respect to Durham and the Parties acknowledge and agree that Durham has no rights pursuant to such Agreement, as of the Effective Date of this Agreement.

(c)   Durham will further release the security interest (the “Security Interest”) held by him pursuant to the Stock Pledge Agreement on the earlier of (i) the return of the Collateral by Crdentia to Durham or (ii) Crdentia’s delivery of a general release from iVOW inuring to Durham’s benefit, provided that Crdentia also delivers a general release from iVOW to C. Fred Toney, inuring to Mr. Toney’s benefit, and C. Fred Toney releases his security interest.  All interest accruing on the Collateral shall be payable to Durham as provided in the underlying certificate of deposit.

14.   Assignment of Additional Collateral.  In further consideration of Durham signing this Agreement, and the covenants and releases given herein, and in connection with the execution of that certain Assignment, dated of even date herewith, by and between Durham and Crdentia (the “Assignment”), Durham hereby waives and releases any and all claims to that $100,000 of collateral (“Additional Collateral”) pledged by Durham pursuant to that certain Security Agreement — Pledge, dated as of January 19, 2007, by and between Durham and Comerica Bank.  Crdentia acknowledges that the Additional Collateral has been exchanged by Durham for 166,666 shares of common stock of Crdentia, which shares are validly issued, fully paid, and non-assessable, effective January 25, 2007, and will be included in any registration statement filed by Crdentia pursuant to the Securities Purchase Agreement and any related Registration Rights Agreeement.

15.   Interest on Collateral.  In further consideration of Durham signing this Agreement, and the covenants and releases given herein, and within three (3) business days of the Effective Date, Crdentia will provide Durham with a payment in the gross sum of $7,513.89 (“Collateral Interest”) as Durham’s portion of the interest payment received by Crdentia relating in part to the Collateral.  Crdentia shall have no future obligations to Durham concerning payment of any interest relating to the Collateral.

16.   Bonus Agreement.  Nothing in this Agreement, including the Mutual Release set forth in Section 18 below, shall affect any rights or obligations of the Parties under the Bonus and Other Agreement, effective December 31, 2003, between the Parties, as amended by the Amendment to Bonus and Other Agreement, dated November 17, 2005, between the Parties (together, the “Bonus Agreement”).

17.   Announcement.  The Parties will agree to a mutually acceptable announcement of the severance of Durham’s employment and the transition to a new Chief Executive Officer and Chairman of the Board of Directors, as well as the appropriate wording for Form 8-K with respect to the severance of Durham’s employment.  Except as otherwise required by law, the parties will not characterize Durham’s departure from Crdentia except as stated in such announcement, and the parties will not disparage the personal or business reputation of the other party’s Releasees (as defined below in Section 18).

18.           Mutual Release.  Except for the rights and obligations expressly set forth or excluded herein, Durham on the one hand and Crdentia on the other, for themselves and for each of their respective past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, officers, directors, employees, predecessors, subsidiaries, parents, affiliates, successors, insurers, and representatives (“Releasors”), hereby release and discharge the other and their respective past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, officers, directors, employees, predecessors, subsidiaries, parents, affiliates (including but not limited to MedCap Partners L.P., MedCap Management & Research LLC, and MedCap Master Fund, L.P., MedCap Offshore Partners, LTD.), successors, insurers, and representatives (“Releasees”) from any and all claims and causes of action, known or unknown, which Releasors now have or may have against any of the Releasees arising through the date of this Agreement, including but not limited to claims relating to the Employment Agreement, the Collateral, Additional Collateral or Collateral Interest, Durham’s employment, discrimination, harassment, retaliation, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional and negligent infliction of emotional distress, violation of privacy rights, violation of any other state or federal law, any charge of discrimination filed by Durham against Crdentia with any state or federal agency, claims for unpaid wages, paid time off, and/or attorneys’ fees and costs incurred in reaching this Agreement.  The Parties expressly acknowledge and agree that neither Crdentia nor Durham would enter into this Agreement but for the representation and warranty that Durham and Crdentia are hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Durham or Crdentia now has or could assert directly or indirectly against any of the Releasees.  Nothing in this Agreement shall affect Crdentia’s obligations to defend or indemnify Durham for any suits, errors, acts or omissions while employed by Crdentia or its affiliates or while serving as a director of Crdentia or its affiliates, and Durham shall be treated the same as similarly situated executives, officers or directors of Crdentia under the terms of Crdentia’s certificate of incorporation, bylaws, or policies for indemnifying officers and directors and any insurance policies maintained by Crdentia for Directors and Officers Liability.  Nothing in this Agreement limits any rights that Durham may have as a participant in any employee benefit plan of Crdentia that is subject to the Employee Retirement Income Security Act of 1974, as amended.  Notwithstanding the foregoing, any release in favor of MedCap Partners L.P., MedCap Management & Research LLC, and MedCap Master Fund, L.P., MedCap Offshore Partners, LTD. or their respective officers, employees, directors, managers or members (“MedCap”) shall not apply to claims against MedCap:  (a) of which Durham is not aware and should not reasonably be aware as of the Effective Date; and (b) are completely unrelated to Crdentia and any Releasees other than MedCap.

19.   Age Release.  Durham understands and agrees that, by entering into this Agreement: (i) Durham is waiving any rights or claims Durham might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) Durham has received consideration beyond that to which Durham was previously entitled; (iii) Durham has been advised to consult with an attorney before signing this Agreement; and (iv) Durham has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to Durham’s execution of the Agreement.  Durham may revoke this Agreement (by written notice hand-delivered to counsel for Crdentia) for a period of seven (7) days after Durham’s execution of the Agreement, and this Agreement shall become effective on the eighth (8th) day after it has been signed by Durham provided Durham has not revoked the Agreement prior to that date (“Effective Date”).

20.   No Actions or Charges.  Durham acknowledges and agrees that Durham has no pending lawsuit, administrative charge or complaint against Crdentia or any of the other Releasees, in any court or with any governmental agency.  Durham also agrees that, to the extent permitted by law, Durham will not allow any lawsuit, administrative charge or complaint to be pursued on Durham’s behalf.  Durham further agrees that Durham will not participate, cooperate or assist in any litigation against the Releasees in any manner, to the extent permitted by law.  If lawfully subpoenaed by a court, Durham agrees to provide Crdentia written notice of such a subpoena within five (5) days of receipt.

21.   No Assignment or Transfer of Claims.  Durham and Crdentia represent and warrant that they have not heretofore assigned, transferred or purported to assign or transfer to any other person or entity any rights, claims or causes of action herein released and discharged and no other person or entity has any interest in the matters herein released and discharged.  Furthermore, Durham and Crdentia shall indemnify and hold the other and all persons or entities released herein harmless from and against any rights, claims or causes of action which have been assigned or transferred contrary to the foregoing representations, or in violation of the foregoing warranties, and shall hold such persons or entities harmless from any and all loss, expense and/or liability arising directly or indirectly out of the breach of any of the foregoing representations or warranties.

22.   No Admission of Liability.  This Agreement is a compromise and settlement of disputed claims being released herein, and therefore this Agreement does not constitute an admission of liability on the part of Durham, Crdentia or any Releasees, or an admission, directly or by implication, that Durham, Crdentia or any of the Releasees has violated any law, rule, regulation, policy or any contractual right or other obligation owed to any party.  Durham and Crdentia specifically deny all allegations of improper or unlawful conduct.  Durham and Crdentia intend merely to avoid litigation.

23.   No External or Prior Representations.  Each Party represents and warrants that such Party is not relying, and has not relied, on any representations or statements, verbal or written, made by any other Party with regard to the facts involved in this controversy or with regard to such Party’s rights or asserted rights arising out of Durham’s alleged claims or the execution and terms of this Agreement, except as provided herein.  Each Party has consulted with an attorney regarding the terms of this Agreement and has entered into this Agreement freely, willingly and without any coercion or duress.

24.   Entire Agreement.  This Agreement, along with those portions of the Employment Agreement identified in Section 6 of this Agreement, the Assignment, the Bonus Agreement, the Restricted Stock Grants, the Options, and the Stock Option, the Stock Pledge Agreement, and the Acquisition Right of First Negotiation (except as otherwise modified by this Agreement), constitute the entire written agreement of compromise and settlement between the Parties.  There are no other agreements, whether oral or written, modifying its terms.  This Agreement supersedes any and all prior written or oral agreements (including oral or written settlement agreements) between any of the Parties.  The terms of this Agreement can only be modified by a writing signed by the Parties expressly stating that such modification is intended.

25.   Notices.  Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof.  Each notice shall be deemed given when so delivered personally, or sent by facsimile or electronic mail transmission, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail.  The address for such notices and communications shall be as follows:

If to Crdentia:	Crdentia Corp.
5001 LBJ Freeway, Suite 850
Dallas, Texas 75244
Facsimile No.: (972) 850-0780
Telephone No.: (972) 392-2722
Attention: Chief Executive Officer

With a copy to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Facsimile No.: (858) 720-5125
Attention: Rick Bergstrom, Esq.

If to Durham:	To the address set forth on the signature page hereto

With a copy to:	W. Gary Fowler
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Telephone: (214) 953 5922
Facsimile: (214) 953 5822
Email: gfowler@jw.com

or such other address as may be designated in writing hereafter, in the same manner, by such Party.

26.   Default of Obligation by Crdentia  If Crdentia fails to make any payment due under Sections 4, 7, and 8 of this Agreement, or if Crdenita fails to make any payment due under the Bonus and Other Agreement, or if Crdentia fails to return the Collateral as provided by Section 13, or if Crdentia otherwise commits any material breach of this Agreement, and any of the foregoing shall not have been remedied within seven (7) business days of receipt of written notice and opportunity to cure, or if Crdentia shall file or be the subject of any bankruptcy proceeding or receivership, Durham shall be released from the obligations referenced in Section 6 of this Agreement, and Durham may thereafter pursue an action for breach of this Agreement pursuant to Section 27 below.

27.   Arbitration.  The Parties agree that any and all disputes, controversies and/or claims between the Parties, whether based on contract, tort, statute or otherwise, including but not limited to those relating to, arising from or connected in any manner to this Agreement or any other agreement between the Parties, or arising out of or relating to Employee’s employment or severance of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration.  The arbitration shall be conducted in Dallas, Texas, before a single neutral arbitrator in accordance with the National Rules for Resolution of Commercial Disputes of the American Arbitration Association (“AAA”) then in effect.  Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award.

28.   Governing Law, Forum and Venue.  This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of Texas, and the Parties agree that the proper forum and venue for any action brought arising out of or relating in anyway to this Agreement shall be in Dallas, Texas.

29.   Cooperation in Executing Settlement Documentation.  The Parties to this Agreement shall execute any and all further documents that may be required to effectuate the purposes of this Agreement.

30.   Binding on Successors.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective representatives, successors, heirs, agents and assigns.

31.   Counterparts.  This Agreement may be executed in counterparts, and if so executed each such counterpart shall have the force and effect of an original.  Photocopies of such signed counterparts may be used in lieu of the originals for any purpose.

32.   Severability.  In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefits contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

33.   Modification.  No breach of any provision of this Agreement can be waived unless in writing.  Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

34.   Further Actions.  Each of the Parties agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of the Agreement.

35.   Construction.  This Agreement shall not be interpreted for or against any Party on the basis that such Party or its legal representative caused part or all of this Agreement to be drafted.

36.   Section Headings.  The section headings of this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

37.   Authority to Sign.  Each individual signing this Agreement directly and expressly warrants that he/she has been given and has received and accepted authority to sign and execute the documents on behalf of the Party for whom it is indicated he/she has signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such Party with respect to the matters concerned herein and as stated herein.  A signature transmitted by facsimile or as a pdf copy to electronic mail shall be treated as original for all purposes.

[Remainder of Page Intentionally Left Blank]

WE, THE UNDERSIGNED, HAVE READ THE FOREGOING AND, HAVING BEEN ADVISED BY COUNSEL, FULLY UNDERSTAND AND AGREE TO ITS TERMS,

Dated: March 6, 2007	/s/ James D. Durham
James D. Durham

ADDRESS FOR NOTICE

c/o:
Street:
City/State/Zip:
Tel:
Fax:

CRDENTIA CORP.

Dated: March 6, 2007	/s/ C. Fred Toney
	By:	C. Fred Toney
	Its:	Chairman

APPROVED AS TO FORM:
JACKSON WALKER L.L.P.

Dated: March 6, 2007	/s/ W. Gary Fowler
W. Gary Fowler
Attorneys for Jim Durham

MORRISON & FOERSTER LLP

Dated: March 6, 2007	/s/ Rick Bergstrom
Rick Bergstrom
Attorneys for Crdentia Corp.

[Signature Page to Severance Agreement and Mutual Release of Claims]

Exhibit 99.1

NEWS BULLETIN	RE:	Crdentia Corp. 5001 LBJ Freeway, Suite 850 Dallas, TX 75244 OTCBB: CRDT
FROM:

For Further Information:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
James J. TerBeest	Lasse Glassen
Chief Financial Officer	310-854-8313
972-850-0780	lglassen@frbir.com

FOR IMMEDIATE RELEASE
March 6, 2007

CRDENTIA ANNOUNCES RETIREMENT OF JAMES D. DURHAM, FOUNDER,
CORPORATE GOVERNANCE CHANGES AND ADDITIONAL FUNDING

DALLAS — March 6, 2007 — Crdentia Corp. (OTCBB: CRDT), a leading U.S. provider of healthcare staffing services, today announced the retirement of its Founder, Chairman and CEO, James D. Durham, changes in corporate governance and the completion of an additional round of financing.  Accordingly, the board has elected C. Fred Toney as Chairman of the Board.  The Company has also immediately begun a search for a new CEO and additions to its board of directors.  Randall Turnbull, Senior Vice President and Chief Nursing Officer, will continue to run Crdentia’s day-to-day operations with all thirteen staffing hubs reporting to him.  James J. TerBeest, Chief Financial Officer, will continue to oversee all financial and corporate development operations.

Recent major corporate announcements, including Joint Commission company-wide certification, restructuring and pay-down of debt, launch of its CareerBuilder.com partnership, and major contract wins that are now beginning to generate significant new staffing orders from some of the leading U.S. integrated health networks, position Crdentia for strong organic growth in 2007.  This will remain the focus of the day-to-day operating team led by Mr. Turnbull.  Mr. Turnbull stated, “We believe that we are now in the position to expand the recent organic growth we have been experiencing and our new contracts represent a substantial opportunity.”

The Company also announced that it had accepted the resignation of James D. Durham as Chairman and CEO.  Mr. Durham will continue as a consultant to the Company for an eight-month period.

The board of directors has implemented improved corporate governance practices, separating the Chairman and CEO positions at the Company.  Newly elected Chairman of the Board, C. Fred Toney, stated, “I am pleased to accept this appointment and will continue to work tirelessly to create shareholder value for Crdentia.”  As Chairman of the Board, Toney has declined any compensation for his position.  Toney continued, “As the Founder and architect of Crdentia Corporation, Jim Durham’s contributions have been instrumental in building the Company to its position today as one of the leading nurse and allied healthcare staffing companies in the U.S.  We look forward to his contributions during his consulting/transitional period.”

- more -

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.
The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Mr. Durham stated, “I am very proud of what we have accomplished since I started Crdentia in August 2003.  We have built one of the leading full-service healthcare staffing companies in the country with $40 million in revenues and thirteen offices.  I am particularly proud of the fine cadre of professionals we have assembled.  I recently celebrated my 60th birthday and decided it was time to retire from the leadership of this great company.”

The Company has also immediately begun a search for a new CEO and additions to the board of directors.  Mr. Durham commented, “The new CEO will inherit a truly great team.”

The Company also announced today that it has completed additional private placements of common stock for $1 million.  When added to the $2 million of financings completed earlier this year, the Company has raised a total of $3 million during 2007.  Crdentia plans to use the proceeds from the private placements for general working capital purposes and debt refinancing.  Mr. TerBeest commented, “This financing adds to working capital to allow us to drive organic growth in 2007.  We will also continue to seek targeted strategic acquisitions in the staffing industry that will leverage our infrastructure already in place.”

The financing included an initial private placement of 1,283,332 shares of Crdentia common stock at a price of $0.60 per share, which closed on January 25, 2007.  A second traunch of the transaction, which closed on February 7, 2007, consisted of a private placement of 2,049,999 shares at a price of $0.60 per share.  A third traunch of the transaction, which closed on March 2, 2007, consisted of a private placement of 1,666,667 shares at a price of $0.60 per share.  Aggregate proceeds for this transaction now total $3 million.

About Crdentia Corp.

Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services to 1,500 healthcare providers in 49 states.  Crdentia provides high quality temporary healthcare staffing comprised of travel and per diem nursing, locum tenens and allied healthcare staffing.  For more information, visit www.crdentia.com.

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